EXHIBIT 10.44

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the “Trademark License Agreement”) is entered into as of the 31st day of January, 2007, by and between Solvay Pharmaceuticals, Inc. (“Licensor”) and Jazz Pharmaceuticals, Inc. (“Licensee”).

WHEREAS, Licensor and Licensee are parties to a License Agreement dated as of January 31, 2007 (“License Agreement”);

WHEREAS, Licensor or its affiliates is the owner of the trademark Luvox ® for use with pharmaceutical products, (hereinafter referred to as the “Licensed Mark”);

WHEREAS, Licensee desires to utilize the Licensed Mark in connection with the Products (as defined in the License Agreement); and

WHEREAS, Licensor is willing to grant to Licensee the right to use the Licensed Mark on the Products and has the ability to do so, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and for other good and valuable consideration, the parties agree as follows:

I

GRANT OF LICENSE

Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive license to use the Licensed Mark in the Territory (as defined below) in connection with the Products (including the right to sublicense), including but not limited to making, offering, advertising, marketing, providing, selling, and distributing the Products, subject to the terms and conditions set forth herein. Licensor, at its own cost, shall be responsible for maintaining and renewing trademark registrations for the Licensed Mark, subject to Section IX(c) below.

II

TERRITORY AND TERM

The Territory shall be as defined in the License Agreement. The term of this Trademark License Agreement shall be the same as the term set forth in Article 11 of the License Agreement unless terminated earlier pursuant to Section VI(a) below.

III

OWNERSHIP AND USE OF THE TRADEMARK

Licensee acknowledges that Licensor, or its affiliate, is the exclusive owner of all right title and interest in the Licensed Mark and any registration thereof in the Territory, and that all use of the Licensed Mark by Licensee inures to the benefit of Licensor. Licensee further acknowledges that the Licensed Mark embodies substantial goodwill and enjoys favorable public recognition, and that Licensor’s rights therein constitute valuable assets of Licensor. Licensee will use all reasonable efforts to assist Licensor to protect and enforce the Licensed Mark, and Licensee agrees that it will not at any time knowingly do, or cause to be done, anything that would, to Licensor’s knowledge, be detrimental to, injure or impair the Licensed Mark or their registration or goodwill, or any of Licensor’s common law or other rights in the Licensed Mark, or the validity of or Licensor’s exclusive ownership of all right, title and interest in and to the Licensed Mark.

IV

REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor represents and warrants that (i) Licensor or its affiliates are the sole owners of the Licensed Mark in the Territory and the Licensor possesses sufficient powers and rights to grant the rights and license granted to the Licensee herein; (ii) to the best of Licensor’s knowledge, there are not any adverse or concurrent rights of any third party with respect to the use of the Licensed Mark in the Territory; (iii) to the best of Licensor’s knowledge, Licensee may use the Licensed Mark in accordance with this Trademark License Agreement and the License Agreement in the Territory, without breaching any rights of any third party; (iv) Licensee may advertise the Licensed Mark on the Products in the Territory without thereby infringing any rights of any third party; (v) Licensor is duly authorized to execute and deliver this Trademark License Agreement and to perform its obligations hereunder, and the person or persons executing this Trademark License Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (vi) Licensor is aware of no action, suit or inquiry or investigation instituted by or before any court or governmental agency which questions or threatens the validity of this Trademark License Agreement or the Licensed Mark; and (vii) Licensor shall not take (or cause any other person to take) any action which will conflict with, contravene or otherwise limit or restrict the rights of the Licensee hereunder or the right of the Licensee to enjoy the benefits of this Trademark License Agreement (other than as expressly provided herein).

V

QUALITY CONTROL

In order to protect the goodwill and reputation associated with the Licensed Mark, Licensee covenants and agrees that:

(a) Quality of Product:

(i) Licensee shall provide Licensor with representative specimens of the packaging, labeling, advertising, and promotional material showing Licensee’s use of the Licensed Mark.

(ii) the Products shall be manufactured, sold and distributed in compliance with GMPs and with all applicable Federal, state and local laws and regulations in the Territory, including but not limited to, the laws and regulations of the Food and Drug Administration.

(iii) Within thirty (30) days from receipt of a written request by Licensor, Licensee will supply Licensor with representative samples of the Products bearing the Licensed Mark.

(b) Requirements of Trademark Use: In all publicly disseminated packaging, labeling, advertising, and promotional material referencing the Licensed Mark, Licensee shall use the Licensed Mark in the manner set forth in the Requirements of Trademark Use set forth as Exhibit A hereto. Any deviation from the Requirements of Trademark Use must be approved in writing by Licensor, such approval not to be unreasonably withheld.

VI

TERMINATION AND RENEWAL

(a) Licensor may terminate this Trademark License Agreement if Licensee has breached a material obligation under this Trademark License Agreement and has not cured the breach within sixty (60) days after notice by Licensor of such breach or, if such breach is not amenable to cure within such sixty (60) day period, Licensee has not commenced a cure within such period.

(b) Upon proper termination of this Trademark License Agreement by either party, or at the expiration of the term under Article II hereof, Licensee shall discontinue using the Licensed

Mark. Licensee may, continue to use any signs, advertising and marketing materials, purchase orders, and the like that bear the Licensed Mark and sell any Product bearing the Licensed Mark in its inventory as of the date of termination until the supplies have been exhausted. Thereafter, Licensee may not use the Licensed Mark.

VII

THIRD PARTY INFRINGEMENTS

If either party learns of any use by any person of any product or material bearing any name, mark, or designation that infringes or is likely to infringe the Licensed Mark in the Territory, it shall promptly notify the other party. Whether to take action shall be in Licensee’s sole, reasonable discretion, subject to the remainder of this Article VII. If requested by Licensee, Licensor shall join with Licensee at Licensee’s expense in such action as Licensee in its reasonable discretion may deem advisable for the protection of its rights, all at Licensee’s expense. In connection therewith, Licensor shall cooperate to the extent reasonably required by Licensee to stop such infringement or act, and, if so requested by Licensee, shall join with Licensor as a party to any action brought by Licensee for such purpose. Licensee shall have full control over any action taken, including, without limitation, the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it in its discretion deems advisable; provided, however, that any settlement of such action that would (i) include any admission of liability on the part of the Licensor or (ii) not include an unconditional release of the Licensor from all liability for claims that are the subject matter of such action, will require Licensor’s prior written consent. Licensee shall bear all expenses connected with the foregoing. Any recovery as a result of such action shall belong solely to Licensee. In addition, if either party receives any written notice or claim that the use by Licensee of the Licensed Mark infringes the intellectual property rights of a third party, then such party will promptly so notify the other party in writing, and in such event: (i) if Licensee’s use of the Licensed Mark was and/or is in accordance with the express terms and/or conditions of use provided for herein, Licensor will agree in writing, within ten days after Licensee’s notice, to indemnify Licensee against all costs, losses and expenses resulting from the third party’s claim, or, in the alternative, Licensee will have the right to immediately stop using the Licensed Mark as otherwise required pursuant to the License Agreement; or (ii) if Licensee’s use of the Licensed Mark was and/or is contrary to the express terms and/or conditions of use provided for herein, Licensee will indemnify Licensor against all costs, losses and expenses resulting from the third party’s claim.

VIII

TRADEMARK REGISTRATIONS

(a) If registration of Licensee as a registered user of the Licensed Mark is required, Licensee shall bear all expenses, including government fees and reasonable trademark agents’ fees, relating to such registration.

(b) Licensor shall notify Licensee of any decision not to maintain any trademark registration for the Licensed Mark in the Territory at least 30 days prior to abandonment thereof, in which event Licensee shall have the right, but not the obligation, to continue to maintain the registration of such licensed mark at its own expense.

IX

MISCELLANEOUS PROVISIONS

(a) No Joint Venture: Nothing herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them.

(b) Waiver; Modification: No waiver or modification of any of the terms of this Trademark License Agreement shall be valid unless in writing and signed by both parties. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

(c) Assignment and Transfer: Either party may assign or transfer this Trademark License Agreement pursuant to Section 13.8 of the License Agreement.

(d) Notices: Any communication to be given hereunder by either party to the other party shall be in writing and delivered by messenger, sent by air mail (postage prepaid), or transmitted by facsimile, to the address or designation of such party set forth below or as changed by such party by notice given hereunder. A communication transmitted by facsimile shall be deemed effective when received; a communication sent by mail shall be deemed effective ten days after posting; and a communication delivered by messenger shall be deemed effective when delivered.

Licensor:	Solvay Pharmaceuticals, Inc.
901 Sawyer Road
Marietta, Georgia 30062
Facsimile: 770-578-5749
Attention: Senior Vice President, Law, Government and Public Affairs

Licensee:	Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, CA 94304
	Facsimile:	650-496-3781
	Attention:	General Counsel

The foregoing is not intended to be exclusive; any written communication actually received shall be effective when received.

(e) Captions: The section captions used in this Trademark License Agreement are for reference and cross-reference purposes only and shall not otherwise affect the meaning or interpretation of this Trademark License Agreement.

(f) Counterparts and Attachments: This Trademark License Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Trademark License Agreement.

(g) Entire Agreement: This Trademark License Agreement, together with the License Agreement, expresses the entire understanding of the parties hereto with respect to the Licensed Mark. Neither this Trademark License Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge, or termination is sought.

(h) Conflict with License Agreement: If any provision of this Trademark License Agreement is deemed to conflict with or contradict the terms of the License Agreement, the terms of the License Agreement shall govern and be controlling.

(i) Injunctive Relief: It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Trademark License Agreement by either party. In the event of any breach or threatened breach of this Trademark License Agreement, the non-breaching party, in addition to any other remedies it may have at law or in equity, shall be entitled to equitable relief, including injunctive relief and specific performance, without proof of actual damages. Further, the breaching party shall reimburse the non-breaching party for all costs and expenses (including attorney fees) the non-breaching party may incur in connection with the enforcement of this Trademark License Agreement.

IN WITNESS WHEREOF, Licensor and Licensee have each caused this Trademark License Agreement to be duly executed in its corporate name by a duly authorized representative as of the date first above written.

LICENSEE:
Jazz Pharmaceuticals, Inc.

By:	/s/ Samuel R. Saks, M.D.
Name:	Samuel R. Saks, M.D.
Title:	Chief Executive Officer

LICENSOR:
Solvay Pharmaceuticals, Inc.

By:	/s/ Laurence J. Downey, M.D.
Name:	Laurence J. Downey, M.D.
Title:	President and CEO

EXHIBIT A

REQUIREMENTS OF TRADEMARK USE

1.	The first or most prominent reference to the Licensed Mark shall be marked with a ®” symbol.

2.	The Licensed Mark shall be followed by the appropriate generic term at least once in each package or promotional piece.

3.	The Licensed Mark shall not be used in possessive form.

4.	The Licensed Mark shall not be used in the plural form.